Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement of our reports dated June 14, 2018, relating to the consolidated financial statements and the ineffectiveness of GlobalSCAPE Inc.’s internal control over financial reporting appearing in GlobalSCAPE’s Annual Report on Form 10-K for the year ended December 31, 2017.

/s/ WEAVER AND TIDWELL LLP

Austin, Texas

August 10, 2018